Exhibit 8.2

March 8, 2011

Boards of Directors

State Investors Bancorp, Inc.

State-Investors Bank

1041 Veterans Boulevard

Metairie, Louisiana 70005

Gentlemen:

You have requested our opinion regarding certain Louisiana state income tax consequences of the proposed conversion (the “Conversion”) of State-Investors Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank (the “Bank,” in its mutual or stock form, as the context requires) pursuant to a Plan of Conversion of the Bank adopted as of December 14, 2010 (the “Plan of Conversion”). In the Conversion, all of the Bank’s to-be-issued capital stock will be acquired by State Investors Bancorp, Inc. (the “Company”), a newly-organized Louisiana corporation.

We have reviewed the opinion prepared by the firm of Elias, Matz, Tiernan & Herrick L.L.P. dated March 7, 2011, concerning the federal income tax consequences of the Conversion (the “Federal Tax Opinion”); and in forming our opinions, we specifically rely on the facts, assumptions and representations contained therein as to the Conversion, and on the opinions expressed therein as to the resulting federal income tax consequences thereof. Should any of the said facts, assumptions or representations prove to be untrue; or if for that or any other reason the ultimate federal tax treatment of the Conversion differs from that anticipated in the Federal Tax Opinion, our conclusions as outlined herein might be significantly affected. Our opinion is based on current provisions of Louisiana law, including enacted statutes, regulations promulgated thereunder, and case law; any of which may be changed at any time, potentially with retroactive effect. Any change in the relevant provisions of Louisiana law may affect the continuing validity of our opinion. Our opinion is limited to the Louisiana income tax consequences of the Conversion, and no opinion is expressed regarding the potential application of any other tax.

LAW & ANALYSIS

Mutual savings banks, national banking corporations, and state banking corporations that pay a state tax on their shares of stock are exempt from Louisiana corporation income tax. La R.S. §47:287.501, Reg. §1140(C)(1), Tit. 61, LAC. The shares of stock of all banks, banking companies, firms, associations, or corporations, doing a banking business in Louisiana are subject to the Louisiana “bank shares tax.” La R.S. §47:1967(A). State-Investors Bank, as either a federally chartered mutual savings bank or a federally chartered stock savings bank is subject to the Louisiana “bank shares tax” and is thus exempt from the Louisiana corporation income tax.

The Louisiana corporation income tax is imposed on domestic and foreign corporations that have Louisiana taxable income. La R.S. §§47:287.11A, 47:287.11B. An entity taxed as a corporation for federal income tax purposes is also taxed as a corporation for Louisiana income tax purposes. La R.S. §47:287.11A.

650 Poydras Street — Suite 1200 — New Orleans, LA 70130 — 504/274-0200 — Fax 504/274-0201 — http://www.sblmcpa.com

Member: American Institute of CPAs & Society of Louisiana CPAs

Boards of Directors

State Investors Bancorp, Inc.

State-Investors Bank

March 8, 2011

“Louisiana net income,” taxable under the Louisiana corporation income tax law, is defined as federal taxable income, subject to specified modifications, that is earned or derived from sources within Louisiana. La R.S. §§47:287.65, 47:287.67, 47:287.75, 47:287.77.

Louisiana imposes a personal income tax on the net income of resident individuals, and of nonresident individuals to the extent derived from property located, or from services rendered, or from business transacted within the state, or from sources within the state. Net income subject to tax is defined as federal adjusted gross income (AGI) subject to certain specified modifications. La R.S. §§47:31(1), (2); 47:290; 47:293(1), (9), (10).

Louisiana imposes a personal income tax on the “Louisiana taxable income” of a resident estate or trust; defined as taxable income determined in accordance with federal law for the same tax year, but subject to certain specified modifications. The tax is also imposed on the “Louisiana taxable income” of a nonresident estate or trust that was earned within or derived from sources within Louisiana. La R.S. §§47:300.6(A), 47:300.7(A).

Louisiana does not tax partnerships; however partners are taxable on their distributive shares of partnership income, whether or not actually distributed. La R.S. §§47:201, 47:202.

For Louisiana income tax purposes, a limited liability company is treated and taxed in the same manner that it is treated and taxed for federal income tax purposes. La R.S. §12:1368.

Income distributed by a trust, partnership, or mutual fund to an individual taxpayer retains the same character in the individual’s hands as it had in the distributor’s hands to the extent that such income similarly retains its character for federal income tax purposes. La R.S. §47:293(9)(d).

No specified modifications to federal taxable income are provided either by the Louisiana corporation or personal income tax laws for gains and losses realized by “parties to a reorganization,” as defined by the Internal Revenue Code (IRC). Neither is there a specified modification provided by either law with respect to the determination of basis or holding period of stock received in a reorganization, that would enter into the computation of gain or loss. In the absence of such specified modifications, the recognition of taxable gain and the determination of basis and holding period of assets received in the Conversion for federal income tax purposes should also obtain for Louisiana income tax purposes, as more specifically outlined below.

OPINIONS

Based on the facts, assumptions and representations contained, and the conclusions expressed in the Federal Tax Opinion, we express the following opinions regarding the application of Louisiana corporation and personal income taxes to the Conversion:

•	Neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion;

•	No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of Common Stock issued pursuant to the Plan of Conversion;

•	No gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank’s capital stock by the Company;

Boards of Directors

State Investors Bancorp, Inc.

State-Investors Bank

March 8, 2011

•

No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form.

Further, since the Louisiana corporation and individual income tax laws conform to the federal income tax treatment of gains and losses, and provide for no specified modifications with respect to basis or holding period of stock received in a reorganization; as it affects the application of Louisiana corporation and individual income taxes:

•	The tax basis of the depositors’ deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion;

•	The tax basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the liquidation account will be zero;

•	The tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor;

•

The holding period for shares of Common Stock will begin on the date of the exercise of the subscription right if purchased in the Subscription Offering and on the day after the date of purchase if purchased in the Community Offering; and

•

It is more likely than not that the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain upon the issuance to them of withdrawable deposit accounts in the Bank following the Conversion, interests in the liquidation account and nontransferable subscription rights to purchase Common Stock in exchange for their deposit accounts and proprietary interests in the Bank.

We hereby consent to the filing of this opinion as an exhibit to each of the following documents: (a) the Form S-1 to be filed by the Company with the United States Securities and Exchange Commission, (b) the Application for Conversion on Form AC to be filed by the Bank with the Office of Thrift Supervision (“OTS”) (“Form AC”), and (c) the holding company application on Form H-(e)1-S to be filed by the Company with the OTS (“Form H-(e)1-S”). We also consent to the references to our firm in the Prospectus which is part of the Form S-1, the Form AC and the Form H-(e)1-S.

SAGONA, BOURG, LEE, MATTHEW & CO., L.L.C.